EXHIBIT 19

FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales	$661,983	$601,019	$1,970,707	$1,738,470

Costs and expenses:
Cost of products sold	530,329	468,740	1,571,620	1,345,927
Selling, general, and administrative expenses	62,892	54,478	193,211	170,001
Research and development	5,202	4,772	16,304	13,088
Interest expense	3,181	3,827	9,842	11,673
Other costs (income), net	3,580	(955)	1,876	(59)
Minority interest in net income	287	309	675	706

Income before income taxes	56,512	69,848	177,179	197,134

Provision for income taxes	21,800	26,500	68,200	74,900

Net income	$34,712	$43,348	$108,979	$122,234

Basic earnings per share of common stock	$.65	$.82	$2.05	$2.31

Diluted earnings per share of common stock	$.64	$.81	$2.02	$2.28

Cash dividends paid per share of common stock	$.28	$.26	$.84	$.78

Weighted-average common shares outstanding	53,113	52,942	53,081	52,933

Weighted-averaged common shares and common stock equivalents outstanding	53,898	53,749	53,845	53,708

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	September 30, 2003	December 31, 2002
ASSETS

Cash.	$86,605	$56,401
Accounts receivable, net	319,793	321,790
Inventories, net	324,308	308,344
Prepaid expenses	37,349	35,120
Total current assets	768,055	721,655

Property and equipment, net	899,498	909,953

Goodwill	451,854	448,009
Other intangible assets, net	71,612	76,176
Deferred charges and other assets	64,379	100,857
Total	587,845	625,042

TOTAL ASSETS	$2,255,398	$2,256,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,027	$3,516
Short-term borrowings	5,778	1,714
Accounts payable	237,333	230,468
Accrued salaries and wages	72,709	71,610
Accrued income and other taxes	15,629	18,545
Total current liabilities	332,476	325,853

Long-term debt, less current portion	648,763	718,277
Deferred taxes	124,447	106,050
Deferred credits and other liabilities	81,951	143,056
Total liabilities	1,187,637	1,293,236

Minority interest	5,246	4,440
Stockholders’ equity:
Common stock issued and outstanding (61,513,910 and 61,344,887 shares)	6,151	6,134
Capital in excess of par value	254,672	248,206
Retained income	1,116,858	1,052,475
Other comprehensive income (loss)	(64,822)	(97,497)
Common stock held in treasury at cost (8,401,149 and 8,401,149 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,062,515	958,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,255,398	$2,256,650

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities
Net income	$108,979	$122,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,728	88,678
Minority interest in net income	675	706
Stock award compensation	8,180	11,366
Deferred income taxes	17,404	7,748
Loss (income) of unconsolidated affiliated companies	(1,824)	539
Loss (gain) on sale of property and equipment	180	948
Restructuring related activities	7,188
Changes in working capital, net of effects of acquisitions	5,547	(14,821)
Net change in deferred charges and credits	(31,505)	(12,275)

Net cash provided by operating activities	212,552	205,123

Cash flows from investing activities
Additions to property and equipment	(76,137)	(59,959)
Business acquisition adjustments, net of cash acquired	(1,185)	(141,860)
Proceeds from sales of property and equipment	298	547

Net cash used by investing activities	(77,024)	(201,272)

Cash flows from financing activities
Change in long-term debt	(66,790)	64,143
Change in short-term debt	1,372	(3,667)
Cash dividends paid to stockholders	(44,596)	(41,272)
Common stock recovered from business acquisition adjustment		(27)
Stock incentive programs	213

Net cash (used) provided by financing activities	(109,801)	19,177

Effect of exchange rates on cash	4,477	1,341

Net increase in cash	30,204	24,369

Cash balance at beginning of year	56,401	35,101

Cash balance at end of period	$86,605	$59,470

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except share and per share amounts)

	Common Stock	Capital In Excess Of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Held In Treasury	Total Stockholders’ Equity

Balance at December 31, 2000	$6,097	$237,100	$854,506	$(49,855)	$(249,091)	$798,757

Net income			140,325			140,325
Translation adjustment				(6,634)		(6,634)
Pension liability adjustment, net of $108 tax benefit				(170)		(170)
Total comprehensive income						133,521
Cash dividends paid on common stock $1.00 per share			(52,812)			(52,812)
Stock incentive programs and related tax effects	30	7,878				7,908
Purchase of 30,000 shares of common stock					(1,226)	(1,226)

Balance at December 31, 2001	6,127	244,978	942,019	(56,659)	(250,317)	886,148

Net income			165,515			165,515
Translation adjustment				7,015		7,015
Pension liability adjustment, net of $29,313 tax benefit				(47,853)		(47,853)
Total comprehensive income						124,677
Cash dividends paid on common stock $1.04 per share			(55,059)			(55,059)
Stock incentive programs and related tax effects	7	3,228				3,235
Common stock transaction, 761 shares related to an escrow settlement of a previous subsidiary acquisition					(27)	(27)

Balance at December 31, 2002	6,134	248,206	1,052,475	(97,497)	(250,344)	958,974

Net income for the first nine months of 2003			108,979			108,979
Translation adjustment for the first nine months of 2003				32,675		32,675
Total comprehensive income*						141,654
Cash dividends paid on common stock, $.84 per share			(44,596)			(44,596)
Stock incentive programs and related tax effects	17	6,466				6,483

Balance at September 30, 2003	$6,151	$254,672	$1,116,858	$(64,822)	$(250,344)	$1,062,515

*       Total comprehensive income for the third quarter of 2003 and 2002 was $26,810 and $39,652 respectively, and was $121,628 for the first nine months of 2002.

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by Bemis Company, Inc. (the Company) in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Note 2 - Accounting for Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.”  The Company is choosing to continue with its current practice of applying the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees.”  The Company has adopted the disclosure requirements of SFAS No. 148 in its discussion of stock based employee compensation but the alternative transition options made available by the standard are not being implemented.

The intrinsic value method is used to account for stock-based compensation plans.  If compensation expense had been determined based on the fair value method with the pro forma compensation expense reflected over the vesting period, net income and income per share would have been adjusted to the pro forma amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2003	2002	2003	2002
Net income - as reported	$34,712	$43,348	$108,979	$122,234
Add: Stock-based compensation expense included in net income, net of related tax effects	1,232	2,216	5,034	7,045
Deduct: Total stock-based compensation expense determined under fair value, net of related tax effects	(1,599)	(2,493)	(6,140)	(7,876)
Net income - pro forma	$34,345	$43,071	$107,873	$121,403

Basic earnings per share - as reported	$0.65	$0.82	$2.05	$2.31
Basic earnings per share - pro forma	$0.65	$0.81	$2.03	$2.29
Diluted earnings per share - as reported	$0.64	$0.81	$2.02	$2.28
Diluted earnings per share - pro forma	$0.64	$0.80	$2.00	$2.26

Note 3 – Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill attributable to each reportable operating segment follows:

(in thousands)	Flexible Packaging Segment	Pressure Sensitive Materials Segment	Total

Reported balance at December 31, 2002	$397,301	$50,708	$448,009
Currency translation and other adjustments	3,845		3,845
Reported goodwill balance at September 30, 2003	$401,146	$50,708	$451,854

The components of amortized intangible assets follow:

	September 30, 2003		December 31, 2002
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible Assets
Contract based	$15,323	$(4,248)	$15,323	$(3,233)
Technology based	52,328	(7,373)	52,034	(5,285)
Marketing related	8,359	(1,001)	9,075	(292)
Customer based	9,752	(1,528)	9,367	(813)
Reported balance	$85,762	$(14,150)	$85,799	$(9,623)

Amortization expense for intangible assets during the first nine months of 2003 was $4.5 million.  Estimated amortization expense for the remainder of 2003 is $1.4 million; for 2004, 2005, and 2006 is $5.7 million each year; and $5.6 million for 2007 and 2008 each.

Note 4 – Restructuring of Operations

In July 2003, the Company committed to a plan to close three flexible packaging plants:  Murphysboro, Illinois; Union City, California; and Prattville, Alabama.  The closure of these plants, together with related support staff and capacity reductions within the flexible packaging business segment, will reduce fixed costs and improve capacity utilization elsewhere in the Company.

During the third quarter 2003, manufacturing activity at the three plants was concluded with customer order fullfillment absorbed by other facilities within the flexible packaging segment.  Actual costs incurred for employee severance, accelerated depreciation, equipment relocation, and other related restructuring costs totaled $10.8 million, of which $5.3 million is included in cost of products sold and $5.5 million is included in other costs (income).  The $5.3 million in cost of products sold primarily relates to accelerated depreciation while the $5.5 million in other costs (income) primarily relates to employee severance and related costs.  Of the total charge, $3.6 million was paid in cash with $7.2 million in non-cash charges.  Exit costs are expected to continue throughout the next two quarters as clean-up and disposal of these three excess facilities occurs.  Current estimates of future flexible packaging restructuring and related charges range from $0.02 to $0.04 per diluted share for the fourth quarter and from $0.01 to $0.02 in 2004.

An analysis of restructuring accrual activity follows:

(in thousands)	Employee Costs	Accelerated Depreciation	Other	Total	Cash	Non-cash
Third Quarter 2003 Activity
Total expense accrued Flexible Packaging	$4,858	$5,097	$861	$10,816	$3,628	$7,188

Charges to accrual account Flexible Packaging	(2,957)	(5,097)	(861)	(8,915)

Reserve balance at September 30, 2003	$(1,901)	$(0)	$(0)	$(1,901)

Note 5– Segments of Business

The Company’s business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials.  Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied.  The Company evaluates the performance of its segments and allocates resources to them based on operating profit which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest.  A summary of the Company’s business activities reported by its two business segments follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Business Segments (in millions)	2003	2002	2003	2002
Net Sales by Reportable Segment:
Flexible Packaging	$532.7	$478.1	$1,579.8	$1,369.7
Pressure Sensitive Materials	129.5	123.7	391.6	370.2

Intersegment Sales:
Flexible Packaging	(0.1)	(0.6)	(0.6)	(1.2)
Pressure Sensitive Materials	(0.1)	(0.2)	(0.1)	(0.2)
Net Sales to Unaffiliated Customers	$662.0	$601.0	$1,970.7	$1,738.5

Operating Profit and Pretax Profit:
Flexible Packaging	$62.6	$76.1	$199.2	$217.1
Pressure Sensitive Materials	4.0	4.9	12.5	17.2
Total operating profit	66.6	81.0	211.7	234.3

General corporate expenses	(6.7)	(7.1)	(24.0)	(24.8)
Interest expense	(3.1)	(3.8)	(9.8)	(11.7)
Minority interest in net income	(0.3)	(0.3)	(0.7)	(0.7)
Income before income taxes	$56.5	$69.8	$177.2	$197.1

Identifiable Assets:
Flexible Packaging			$1,795.8	$1,677.0
Pressure Sensitive Materials			377.5	359.5
Total identifiable assets			2,173.3	2,036.5
Corporate assets			82.1	124.7
Total			$2,255.4	$2,161.2

Note 6 – Taxes Based On Income

The Company’s 2003 effective tax rate of 38.5% differs from the federal statutory rate of 35.0% primarily due to state and local income taxes.

Note 7 – Inventories

The Company’s inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.  Inventories are summarized as follows:

(in thousands)	September 30, 2003	December 31, 2002
Raw materials and supplies	$109,061	$101,003
Work in process and finished goods	227,672	220,841
Total inventories, gross	336,733	321,844
Less inventory reserves	(12,425)	(13,500)

Total inventories, net	$324,308	$308,344

Note 8 - Subsequent Events

In October 2003, the Company committed to a plan to close two pressure sensitive materials plants,  North Las Vegas, Nevada and Brampton, Ontario, Canada.  The closure of these plants, together with related support reductions or relocations elsewhere within the pressure sensitive materials business segment, will reduce fixed costs and improve capacity utilization elsewhere in this business segment.  Preliminary estimates of restructuring and related charges associated with the plant closing activities, including severance, relocation, and accelerated depreciation, range from $0.05 to $0.07 per diluted share in the fourth quarter of 2003, and $0.02 to $0.04 per diluted share in the first half of 2004.

Note 9 – Legal Proceedings

In a Form 8-K filed with the Securities and Exchange Commission on August 15, 2003, the Company disclosed that it had received a subpoena from the U.S. Department of Justice in connection with the Department’s criminal investigation into competitive practices in the labelstock industry.  This issue was first disclosed in a Form 8-K filed with the Securities and Exchange Commission on April 23, 2003, and further discussed in the Company’s Form 10-Q filed for the quarter ended June 30, 2003.  The Company is in the process of responding to the subpoena and will continue to cooperate fully with the requests of the Department of Justice.

In its Form 10-Q filed for the quarter ended June 30, 2003, the Company disclosed that it had been named, in addition to its wholly-owned subsidiary, Morgan Adhesives Company, as a defendant in six civil lawsuits.  Each lawsuit purports to represent a nationwide class of labelstock purchasers, and each alleges a conspiracy to fix prices within the self-adhesive labelstock industry.  Two additional lawsuit, Pamco Printed Tape & Label Co., Inc. v. Avery Dennison Corp., et al., C.A. No. 03 C 6439 and Pohle NV Center, etc., v. Avery Dennison Corp., et al., CV 2003-020794, named the Company and Morgan Adhesives Company as defendants and was filed in the United States District Court for the Northern District of Illinois, on September 11, 2003, and Superior Court, Maricopa County, AZ, on October 30, 2003, respectively.

All opportunity for discovery or substantive motion practice has been postponed in the first six cases (and is expected by the Company to be postponed in the new cases) until the Judicial Panel on MultiDistrict Litigation decides whether the cases should be consolidated, and where they should proceed.  A hearing was held before the Panel on October 9, 2003, to consider the coordination or consolidation of the seven lawsuits and the determination of the venue for the consolidated action.  No decision regarding the hearing has been given by the Panel, although it is expected that the cases will be consolidated in a single district of the Panel’s choosing.

The Company intends to vigorously defend these lawsuits.  Given the preliminary nature of the Department of Justice investigation and related civil lawsuits, however, the Company is unable to predict the outcome of the lawsuits and what effect, if any, the resolution of these matters may have on the Company’s financial position or results of operations.  The Company is currently not otherwise subject to any pending litigation other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the business, results of operations, financial condition, or liquidity of the Company.

Note 10 – Earnings Per Share Computations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Income available to common stockholders (numerator)	$34,712,000	$43,348,000	$108,979,000	$122,234,000
Weighted-average common shares outstanding (denominator)	53,112,761	52,941,693	53,081,023	52,933,439
Basic earnings per share of common stock	$0.65	$0.82	$2.05	$2.31
Dilutive effects of stock option and stock awards, net of windfall tax benefits	785,493	807,128	764,035	774,992
Weighted-average common shares and common stock equivalents outstanding (denominator)	53,898,254	53,748,821	53,845,058	53,708,431
Diluted earnings per share of common stock	$0.64	$0.81	$2.02	$2.28

Certain options outstanding at September 30, 2003 and 2002, (354,535 shares and 1,247 shares, respectively) were not included in the computation of diluted earnings per share because they would not have had a dilutive effect as the exercise price exceeded the average market price.